Exhibit 10.27.1
Execution copy
SCHEDULE

to the

MASTER AGREEMENT

dated as of March 12, 2008 between

WACHOVIA BANK, NATIONAL ASSOCIATION (“Party A”)

and ASHFORD HOSPITALITY LIMITED PARTNERSHIP (“Party B”)

Part 1. Termination Provisions

(a)	“Specified Entity” means, with respect to Party A, its Affiliates for purposes of Section 5(a)(v) only, and, with respect to Party B, none..

(b)	“Specified Transaction” has its meaning as defined in Section 14.

(c)	“Cross Default” applies to both parties.

“Specified Indebtedness” means any obligation (whether present, future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, other than indebtedness in respect of any bank deposits received in the ordinary course of business by any foreign branch of a party the repayment of which is prevented, hindered or delayed by any governmental or regulatory action or law unrelated to the financial condition or solvency of such party or that foreign branch.

“Threshold Amount” means, with respect to Party A, an amount (including its equivalent in another currency) equal to the higher of $10,000,000 or 2% of its stockholders’ equity as reflected on its most recent financial statements or call reports, and with respect to Party B, $25,000,000.

(d)	“Credit Event Upon Merger” applies to both parties.

(e)	“Automatic Early Termination” does not apply to either party.

(f)
Payments on Early Termination. Except as otherwise provided herein, “Market Quotation” and the “Second Method” apply, provided that with respect to the following types of Transactions, a Market Quotation shall not be determined or included under clause (a) of the definition of Settlement Amount, and instead a “Loss” shall be determined and included under clause (b) of the definition of Settlement Amount with respect to the following types of Transactions: (i) any FX Transactions and Currency Option Transactions, and (ii) any Transactions which are commodity swaps, commodity options, commodity forwards or any other commodity derivative transactions.

(g)	“Termination Currency” means U.S. Dollars.

(h)	Additional Termination Event. It shall be an Additional Termination Event hereunder with respect to Party B (and Party B shall be the Affected Party) if either:

(x) Party B’s obligations under this Agreement fail to be secured on the same terms in all relevant respects with the other Secured Obligations (as defined in the respective Security Documents) or (y) the liens granted under the Security Documents securing the obligations of Party B hereunder shall have terminated (other than as contemplated by Section 7.13 of the Credit Agreement) and have not been replaced by liens of equal priority or other collateral reasonably acceptable to Party A to secure such obligations pursuant to documentation reasonably satisfactory to Party A.

“Credit Agreement” means the Credit Agreement dated as of April 10, 2007 by and among Party B, as Borrower, Ashford Hospitality Trust, Inc., as Parent, Wachovia Capital Markets, LLC, as Arranger, Morgan Stanley Senior Funding, Inc., and Merrill Lynch Bank USA, as Co-Syndication Agents, Bank of America, N.A., and Calyon New York Branch, as Co-Documentation Agents, Wachovia Bank National Association, as Agent, and The Financial Institutions Initially Signatory thereto And Their Assignees Pursuant To Section 12.5, as Lenders, as may be amended or modified from time to time.

(i)
Events of Default. An Event of Default shall not occur with respect to a party under Section 5(a)(v)(1) or (2) or Section 5(a)(vi) when the failure to pay or deliver, or the default, event of default or other similar condition or event, as the case may be, arises solely (i) out of a wire transfer problem or an operational or administrative error or omission (so long as the required funds or property required to make that payment or delivery were otherwise available to that party), or (ii) from the general unavailability of the relevant currency due to exchange controls or other similar governmental action, but in either case only if the payment or delivery is made within three Local Business Days after the problem has been corrected, the error or omission has been discovered or the currency becomes generally available.

Part 2. Tax Representations

(a)	Payer Tax Representations. For the purpose of Section 3(e) of this Agreement, each party makes the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.

In making this representation, a party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f) of this Agreement:

(i) Party A makes the following representation(s):
(A) It is a national banking association organized or formed under the laws of the United States and is a United States resident for United States federal income tax purposes.
(B) Party A makes no other Payee Tax Representations.
(ii) Party B makes the following representation(s):
(A) It is organized or formed under the laws of a state within the United States, and it is (or, if Party B is disregarded for United States federal income tax purposes, its beneficial owner is) a United States resident for United States federal income tax purposes.
(B) Party B makes no other Payee Tax Representations.
Part 3. Documents

(a)	Tax Forms.

(i) Delivery of Tax Forms. For the purpose of Section 4(a)(i), and without limiting Section 4(a)(iii), each party agrees to duly complete, execute and deliver to the other party the tax forms specified below with respect to it (A) before the first Payment Date under this Agreement, (B) promptly upon reasonable demand by the other party and (C) promptly upon learning that any such form previously provided by the party has become obsolete or incorrect.

(ii) Tax Forms to be Delivered by Party A:
None specified.
(iii) Tax forms to be Delivered by Party B:
A correct, complete and duly executed U.S. Internal Revenue Service Form W-9 (or successor thereto) that eliminates U.S. federal backup withholding tax on payments to Party B under this Agreement.

(b)
Delivery of Documents. When it delivers this Agreement, each party shall also deliver its Closing Documents to the other party in form and substance reasonably satisfactory to the other party. For each Transaction, a party shall deliver, promptly upon request, a duly executed incumbency certificate for the person(s) executing the Confirmation for that Transaction on behalf of that party.

(i) For Party A, “Closing Documents” means (A) a copy, certified by the secretary or assistant secretary of Party A, of the resolutions of Party A’s board of directors authorizing the execution, delivery and performance by Party A of this Agreement and authorizing Party A to enter into Transactions hereunder and (B) a duly executed certificate of the secretary or assistant secretary of Party A certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party A.

(ii) For Party B, “Closing Documents” means an opinion of counsel covering Party B’s Basic Representations under Section 3(a) as they relate to this Agreement, or in lieu thereof, (A) a copy of Party B’s [partnership agreement, including any amendments thereto, (B) a certified copy of the resolutions of Party B duly adopted by or on behalf of the general partners of Party B (and separate resolutions of the board of directors of each of Party B’s general partners that is a corporate entity) authorizing the execution, delivery and performance by Party B of this Agreement and authorizing Party B to enter into Transactions hereunder, and (C) a duly executed incumbency certificate of Party B certifying the name, true signature and authority of each person authorized to execute this Agreement and enter into Transactions for Party B, together with, if this Agreement or any Transaction for Party B is being executed through any of Party B’s general partners that is a corporate entity, an incumbency certificate of each such general partner certifying the name, true signature and authority of each such person.

(c)
Financial Statements. Unless provided to Party A pursuant to the provisions of the Credit Agreement or otherwise, Party B will furnish to Party A (i) within 120 days after the close of each of Party B’s fiscal years, an audit report certified by independent certified public accountants of recognized standing prepared in accordance with generally accepted accounting principles (including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows), and (ii) within 90 days after the close of each of the first three quarterly periods of each of its fiscal years unaudited balance sheets as at the close of each such period and profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

Part 4. Miscellaneous

(a)	Addresses for Notices.

(i) For purposes of Section 12(a) of this Agreement, all notices to Party A shall, with respect to any particular Transaction, be sent to the address, telex number or facsimile number specified by Party A in the relevant Confirmation (or as specified below if not specified in the relevant Confirmation), provided that any notice under Section 5 or 6 of this Agreement shall be sent to Party A at its head office address specified below.

Head Office WACHOVIA BANK, N.A. 301 South College Street, DC-8 Charlotte, NC 28202-0600

Attention: Derivatives Documentation Group

Fax: (704) 383-0575 Phone: (704) 383-8778

(ii) For purposes of Section 12(a) of this Agreement, all notices to Party B shall, with respect to any particular Transaction, be sent to the address, telex number or facsimile number specified by Party B in the relevant Confirmation (or as specified below if not specified in the relevant Confirmation), provided that any notice under Section 5 or 6 of this Agreement shall be sent to Party B at its head office address specified below.

Head Office ASHFORD HOSPITALITY LIMITED PARTNERSHIP 14185 Dallas Parkway, Suite 1100 Dallas, TX 75254

Attention: David A. Brooks Chief Legal Officer/Head of Transactions

Fax: 972-490-9605 Phone: 972-778-9207

(b)	Process Agent. For the purpose of Section 13(c) of this Agreement, neither party appoints a Process Agent hereunder.

(c)	Offices. Section 10(a) applies.

(d)	Multibranch Party.

(i) Party A is a Multibranch Party and may act through the following Offices: its Charlotte Head Office and its London Branch. If any Confirmation for a Transaction is sent or executed by Party A without specifying its Office, it will be presumed that Party A’s Office for that Transaction is its Charlotte Head Office.

(ii) Party B is not a Multibranch Party.

(e)
“Calculation Agent” means Party A, unless Party A is a Defaulting Party, in which case the Calculation Agent will be a Reference Market-maker that is selected by Party B independent of either party (and their Affiliates) and is approved by Party A (such approval not to be unreasonably withheld).

(f)	“Credit Support Document” means, with respect to Party B, (i) each Security Document, and (ii) the Guaranty, in each case, as such term is defined in the Credit Agreement.

“Credit Support Default” is amended by adding at the end of Section 5(a)(iii)(1):

“, any default, event of default or other similar condition or event (however described) exists under any Credit Support Document, any action is taken to realize upon any collateral provided to secure such party’s obligations hereunder or under any Transaction, or the other party fails at any time to have a valid and perfected first priority security interest in any such collateral;”

(g)	“Credit Support Provider” means, with respect to Party B, each Guarantor, as such term is defined in the Credit Agreement.

(h)
Governing Law. To the extent not otherwise preempted by U.S. Federal law, this Agreement will be governed by and construed in accordance with the law of the State of New York (without giving effect to any provision of New York law that would cause another jurisdiction’s laws to be applied).

(i)
Waiver of Jury Trial. To the extent permitted by applicable law, each party irrevocably waives any and all right to trial by jury in any legal proceeding in connection with this Agreement, any Credit Support Document to which it is a party, or any Transaction.

(j)
Netting of Payments. Section 2(c)(ii) will apply in respect of all Transactions from the date of this Agreement, provided that Section 2(c)(ii) will not apply with respect to any Transactions or group of Transactions for which the parties mutually agree shall be netted operationally.

(k)	“Affiliate” has its meaning as defined in Section 14.
Part 5. Other Provisions

(a)	ISDA Publications.

(i) 2006 ISDA Definitions. This Agreement and each Transaction are subject to the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (the “2006 ISDA Definitions”) and will be governed by the provisions of the 2006 ISDA Definitions. The provisions of the 2006 ISDA Definitions are incorporated by reference in, and shall form part of, this Agreement and each Confirmation. Any reference to a “Swap Transaction” in the 2006 ISDA Definitions is deemed to be a reference to a “Transaction” for purposes of this Agreement or any Confirmation, and any reference to a “Transaction” in this Agreement or any Confirmation is deemed to be a reference to a “Swap Transaction” for purposes of the 2006 ISDA Definitions. The provisions of this Agreement (exclusive of the 2006 ISDA Definitions) shall prevail in the event of any conflict between such provisions and the 2006 ISDA Definitions.

(ii) EMU Protocol. If a present or future European Union member state adopts the euro as its lawful currency to replace its national currency (including, without limitation, Sterling, Danish Krone and Swedish Krona), then Annexes 1 through 5 (inclusive) and Section 6 of the EMU Protocol published on May 6, 1998 by the International Swaps and Derivatives Association, Inc. (i) shall be deemed to apply to any Transaction involving that member state’s national currency (which shall be considered a Legacy Transaction under the EMU Protocol), (ii) shall be construed in a manner consistent with the purpose of the EMU Protocol notwithstanding that the start of the third stage of European Economic and Monetary Union has already occurred, and (iii) are hereby incorporated by reference in, and shall form part of, this Agreement. References in the EMU Protocol to “ISDA Master Agreement” will be deemed references to this Agreement.

(b)
Scope of Agreement. Any Specified Transaction now existing or hereafter entered into between the parties (whether or not evidenced by a Confirmation) shall constitute a “Transaction” under this Agreement and shall be subject to, governed by, and construed in accordance with the terms of this Agreement, unless the confirming document(s) for that Specified Transaction provide(s) otherwise. For any such Specified Transaction not evidenced by a Confirmation, Section 2(a)(i) of this Agreement is amended to read as follows: “(i) Each party will make each payment or delivery to be made by it under each Transaction, as specified in each Confirmation (or otherwise in accordance with the terms of that Transaction if not evidenced by a Confirmation), subject to the other provisions of this Agreement.”

(c)	Additional Representations. In addition to the representations under Section 3, the following representations will apply:

(i) Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it enters into a Relevant Agreement that:

(1)
Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into the Relevant Agreement and as to whether the Relevant Agreement is appropriate or proper for it based solely upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party or any of its affiliates (or its respective representatives) as investment advice or as a recommendation to enter into the Relevant Agreement, it being understood that information and explanations related to the terms and conditions of any Relevant Agreement will not be considered investment advice or a recommendation to enter into the Relevant Agreement. No communication (written or oral) received from the other party or any of its affiliates (or its respective representatives) will be deemed to be an assurance or guarantee as to the expected results of the Relevant Agreement.

(2)
Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Relevant Agreement based solely upon its own evaluation of the Relevant Agreement (including the present and future results, consequences, risks, and benefits thereof, whether financial, accounting, tax, legal, or otherwise) or that of its own advisers. It is also capable of assuming, and assumes, the risks of the Relevant Agreement. It also understands that the terms under which any Transaction may be terminated early are set forth in this Agreement (or in the relevant Confirmation), and any early termination of a Transaction other than pursuant to such terms is subject to mutual agreement of the parties confirmed in writing, the terms of which may require one party to pay an early termination fee to the other party based upon market conditions prevailing at the time of early termination.

(3)
Status of Parties.  The other party is not acting as a fiduciary for or an adviser to it in respect of the Relevant Agreement, and any agency, brokerage, advisory or fiduciary services that the other party (or any of its affiliates) may otherwise provide to the party (or to any of its affiliates) excludes the Relevant Agreement.

“Relevant Agreement” means this Agreement, each Transaction, each Confirmation, any Credit Support Document, or any agreement (including any amendment, modification, transfer or early termination) between the parties relating to this Agreement or to any Transaction, Confirmation or Credit Support Document.

(ii) Eligibility. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that it is an “eligible contract participant” within the meaning of the Commodity Exchange Act.

(iii) ERISA. Each party represents to the other party at all times hereunder that it is not (i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), subject to Title I of ERISA or Section 4975 of the Code, or a plan as so defined but which is not subject to Title I of ERISA or Section 4975 of the Code but is subject to another law materially similar to Title I of ERISA or Section 4975 of the Code (each of which, an “ERISA Plan”), (ii) a person or entity acting on behalf of an ERISA Plan, or (iii) a person or entity the assets of which constitute assets of an ERISA Plan.

(iv) Authorized Persons. Party B represents, warrants and agrees that: (i) each Authorized Person, acting singly, is authorized from time to time on behalf of and in the name of Party B to negotiate, enter into, amend, transfer and terminate Transactions with Party A on such terms as such Authorized Person may agree; (ii) Party B will be bound by the terms of each Transaction, and any amendment, transfer or termination thereof, as and when that Authorized Person enters into (whether orally by telephone or in writing) any such Transaction for Party B or any agreement with Party A to amend, transfer or terminate any Transaction; and (iii) Party A may rely and act upon any instruction, order, agreement or document purporting to be from an Authorized Person and relating to any proposed or existing Transaction, whether the instruction, order, agreement or document is in writing (signed or unsigned) or is communicated by telephone, facsimile transmission or other electronic means, and once Party A has acted or relied upon it, then that instruction, order, agreement or document may not be rescinded, canceled, terminated, modified or amended without Party A’s prior written consent.

“Authorized Person” means any person whose signature is set forth below Party B’s name on the signature pages hereof and each other person who is a director, officer, partner (or general partner), manager (or general manager), member (or managing member) or any other person holding any office or position in Party B or in any of its partners (or general partners), managers (or general managers) or members (or managing members).

(d)
Set-off. Any amount (“Early Termination Amount”) payable to one party (“Payee”) by the other party (“Payer”) under Section 6(e), in circumstances where there is a Defaulting Party or one Affected Party in the case where a Termination Event under Section 5(b)(iv) has occurred, will, at the option of the party (“X”) other than the Defaulting Party or the Affected Party (and without prior notice to the Defaulting Party or the Affected Party), be reduced by means of set off against any amount(s) (“Other Agreement Amount”) payable (whether at such time or in the future or upon the occurrence of a contingency) by the Payee to the Payer or to any Affiliate of the Payer (irrespective of the currency, place of payment or booking office of the obligation) under any other agreement(s) between the Payee and the Payer (or between the Payee and any Affiliate of the Payer) or instrument(s) or undertaking(s) issued or executed by the Payee to, or in the favor of, the Payer or any Affiliate of the Payer (and the Other Agreement Amount will be discharged promptly and in all respects to the extent it is so set-off). X will give notice to the other party of any set-off effected under this paragraph.

For this purpose, either the Early Termination Amount or the Other Agreement Amount (or the relevant portion of such amounts) may be converted by X into the currency in which the other is denominated at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the relevant currency.

Nothing in this paragraph shall be effective to create a charge or other security interest. This paragraph shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

(e)
Escrow. If payments denominated in different currencies are due hereunder by both parties on the same day and a party has reasonable cause to believe that the other party will not meet its payment obligation, then as reasonable assurance of performance the party may notify the other party that payments on that date are to be made in escrow. In this case, deposit of the payment due earlier on that date shall be made by 2.00 p.m. (local time at the place for the earlier payment) on that date with any escrow agent selected by the party giving the notice from among major commercial banks independent of either party (and its affiliates), accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on the same date, to return the payment deposited to the party that paid in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall make arrangements to provide that the intended recipient of the amount due to be deposited first shall be entitled to interest on the deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11.00 a.m. local time on that day) if that payment is not released by 5.00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(f)
Recording of Conversations.  Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties or any of their Affiliates in connection with this Agreement or any Transaction or potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and those of its Affiliates and (iii) agrees, to the extent permitted by applicable law, that such recordings may be submitted in evidence in any Proceedings.

(g)
Confirmation Procedures. Upon receipt thereof, Party B shall examine the terms of each Confirmation sent by Party A, and unless Party B objects to the terms within five New York business days after receipt of that Confirmation, those terms shall be deemed accepted and correct absent manifest error, in which case that Confirmation will be sufficient to form a binding supplement to this Agreement notwithstanding Section 9(e)(ii) of this Agreement.

(h)	Covenants of Credit Agreement.

(i) Party B shall provide Party A at all times hereunder with the same covenant protection as Party B provides Party A (or any of its Affiliates) under Article IX under the Credit Agreement (“Negative Covenants”). Therefore, in addition to the Cross Default provisions of this Agreement, and notwithstanding the satisfaction of any obligation or promise to pay money to its lenders or creditors under the Credit Agreement, or the termination or cancellation of the Credit Agreement, Party B hereby agrees to perform, comply with and observe for the benefit of Party A hereunder all Negative Covenants contained in the Credit Agreement applicable to Party B (excluding any obligation or promise to pay money under the Credit Agreement) at any time Party B has any obligation (whether absolute or contingent) under this Agreement.

(ii) For purposes hereof: (A) the Negative Covenants of the Credit Agreement applicable to Party B (together with related definitions and ancillary provisions, but in any event excluding any obligation or promise to pay money under the Credit Agreement) are incorporated by reference herein (mutatis mutandis); (B) if lenders or creditors other than Party A are parties to the Credit Agreement, then references therein to the lenders or creditors shall be deemed references to Party A; and (C) for any such covenant applying only when any loan, other extension of credit, obligation or commitment under the Credit Agreement is outstanding, that covenant shall be deemed to apply hereunder at any time Party B has any obligation (whether absolute or contingent) under this Agreement.

(iii) Notwithstanding the foregoing, if the incorporation of any provision by reference from the Credit Agreement would result in the violation by Party B of the terms of the Credit Agreement, or be in violation of any law, rule or regulation (as interpreted by any court of competent jurisdiction), then this Agreement shall not incorporate that provision.

Solely for purposes of this Part 5(h) of the Schedule, “Credit Agreement” means the Credit Agreement as it exists as of the date hereof, including any amendments or modifications thereto (so long as Party A is a Lender), but without regard to any termination or cancellation thereof or Party A (or any of its Affiliates) ceasing to be a party thereto (whether as a result of repayment thereof or otherwise).

(i)
Limitation of Liability. WITH RESPECT TO CLAIMS UNDER THIS AGREEMENT, NO PARTY SHALL BE REQUIRED TO PAY OR BE LIABLE FOR EXEMPLARY, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES (WHETHER OR NOT ARISING FROM ITS NEGLIGENCE) TO ANY OTHER PARTY EXCEPT TO THE EXTENT THAT THE PAYMENTS REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT ARE DEEMED TO BE SUCH DAMAGES. IF AND TO THE EXTENT ANY PAYMENT REQUIRED TO BE MADE PURSUANT TO THIS AGREEMENT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT SUCH PAYMENT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

(j)
Transfer.  If a party is requested to give its prior written consent to a transfer referred to in Section 7, such consent shall not be unreasonably withheld or delayed, and among the reasons it shall be considered reasonable for a party to withhold its consent are the following: (i) its credit department is unwilling to credit approve the transfer to the transferee; (ii) when fewer than all Transactions are transferred, its credit exposure to the transferring party would increase as a result of the transfer; (iii) it would be exposed to any increased legal, bankruptcy, regulatory or tax risks, liabilities or requirements as the result of such transfer, or such transfer would cause it to be in noncompliance with any such requirements; (iv) an Event of Default or Termination Event would exist before or after the transfer, (v) settlement netting and close-out netting would not be enforceable under the bankruptcy or insolvency laws applicable to the transferee, or (vi) collateral arrangements acceptable to it would not be in place at the time of such transfer to cover all existing and future obligations of the transferee for the Transactions being transferred.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized signatories as of the date hereof.

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ John Miechkowski

Name:	John Miechkowski
Title:	Director

ASHFORD HOSPITALITY LIMITED PARTNERSHIP
By: Ashford OP General Partner LLC, its general partner

	By:	/s/ David A. Brooks

	Name:	David A. Brooks
	Title:	Vice President